SOIL GEOCHEMISTRY
VULTURE MINERAL CLAIM GROUP
SLOCAN MINING DIVISION
CODY, B.C
NTS 82F/14E
LATITUDE 49°58’ N, LONGITUDE 117° 06’ W

Prepared for
CODY RESOURCES, INC.

Marvin A. Mitchell, P. Eng.
Consulting Geologist

June 18, 2007

TABLE OF CONTENTS

SUMMARY	1
PROPERTY, LOCATION, ACCESS	2
HISTORY	2
LOCATION MAP	3
CLAIM MAP	4
GENERAL GEOLOGY AND MINERALIZATION	5
GEOLOGY OF THE VULTURE UPPER ADIT	5
SOIL GEOCHEMISTRY	5
CONCLUSIONS	6
RECOMMENDATIONS	6
ENGINEER’S CERTIFICATE	7
REFERENCES	8

MAP	(Pocket inside back cover)

Geology and Soil Geochemistry (Pb-Ag), Scale 1 : 2000

SOIL GEOCHEMISTRY
VULTURE MINERAL CLAIM GROUP
SLOCAN MINING DIVISION
CODY, B.C

SUMMARY

Soil geochemistry upslope from the Vulture adit did not detect significant anomalous values of silver and lead. An extension of mineralization to the north of the vulture adit was not indicated.

No additional exploration should be done on the claims at this time.

PROPERTY, LOCATION, ACCESS

The Vulture group of reverted crown granted mineral claims is located 2.5 km due east of the former mining settlement of Cody, B.C., on the north slope of Carpenter Creek. Access is via paved road eastward from New Denver for 13 km to three Forks, and thence southeasterly for 5 km to Sandon, and an additional 2 km to Cody on gravel roads. Logging and mining roads pass through the southwestern corner of the property.

The property consists of the following reverted crown granted claims

Claim Name	Tenure Number	Expiry Date
Vulture	245946	Sept 26, 2013
Vulture Fr	256329	Nov 16, 2012
Vult	256330	Sept 26, 2013
Empire No. 5	255924	Sept 26, 2013

HISTORY

Most underground work was completed on the Vulture Claim before 1900 (Min. of Mines, 1952). An exploration crosscut to the northwest at approximately 65 meters from the portal appears to have been driven at a later time. Stopes extend for 60 metres from the portal. University of B.C MINDEP computer files show production from the Vulture lode as:

Short Tons	Ag oz/ton	Pb%	Zn%
585	89.4	69.5	14.4

A map notation (Lakes, 1942) shows 583 tons grading 90 oz/ton Ag and 70% Pb which corroborates the MINDEP reference.

No production records are available for the Empire No. 5 Claim. An adit near 0+25S, 2+25E is the only evidence of mining activity which was observed.

CLAIM MAP

Carpenter Creek, Cody, B.C.

SLOCAN M.D. 82F / 14E

Texas Peak
Cody
Mount Cody
N

0 500 1000 METRES

1 : 50,000

VULTURE GROUP

MINERAL CLAIMS

Name	*Lot No.*	*Tenure No.*
Vulture	4462	256946
Vulture Fr	4463	256329
Volt	3672	256330
Empire No. 6	1560	256924

To accompany report by

Marvin A. Mitchell, P.Eng.
Consulting Geologist

JUNE 2007

GENERAL GEOLOGY AND MINERALIZATION

The claims are underlain by argillite of the Triassic-Jurassic Slocan sediments. Where noted on and near the claims the bedding trends 330° 46-60° NE. Granitic sills, up to 2 m in width, appear to be parallel to bedding. Foliation at 312° 42° NE is peneconcordant to bedding. One shear zone with an attitude of 085° 85-90° SE was observed near the mouth of the adit on the Empire No. 5 claim, where silver-lead-zinc sulphides are present in a dump. Some specimens contain mostly pyrite. Sulphides were not observed in outcrops, although rusty bands in argillite trend 085°. Assays of selected material contain approximately 20 oz Ag/ton, 27% Pb, and 22% Zn.

GEOLOGY OF THE VULTURE UPPER ADIT

At the adit portal and on the hillside upslope to the north of portal, the bedding and foliation strike northwesterly and dip moderately northeasterly, a lode which strikes 050° and dips 40°-50° southeast has been mined from the portal for approximately 60 metres. The lode is cut off by a fault zone which parallels a vertical east-west grantic dyke. Initial observations suggest that movement on the fault is left-lateral with the major dislocation being along the dip component. To the north of the fault a crosscut to the northwest has exposed an unmineralized fracture zone which was explored by 15 metres of drift. The main drift extends for an additional 70 metres. A narrow fracture without obvious mineralization was followed for the first 40 metres, at which point a 10-metre wide fracture zone oriented 330°72°NE crosses the drift. In the last 20 metres of drift there is no evidence of a northeasterly fracture direction.

Interpretation of a dip slip movement on the structure at the end of the mineralization suggests that a northern lode segment could be located above and to the east of the drift. A silver-lead anomaly which was detected by soil geochemistry at 1+00N 1+50E could be derived from the offset portion. Alternatively, a mineralized fissure parallel to the Vulture lode may be located near 1+00N 1+50E and 0+00 1+00E where anomalous silver and threshold lead values were obtained.

SOIL GEOCHEMISTRY

Soil geochemistry upslope to the north of the Vulture adit did not locate significant anomalous values fo silver and lead. Sample 3+00N, 1+50W (8.6 ppm Ag, 203 ppm Pb) is from a strcarn valley; mine dumps are visible several hundred metres upslope to the north and outside of the claim group.

CONCLUSIONS

Soil geochemistry did not indicate the presence of a northerly expension of the mineralization in the Vulture adit.

RECOMMENDATIONS

No further exploration should be done on the claim group at this time.

Marvin A. Mitchell, P. Eng. Consulting Geologist

Vancouver, B.C June 18, 2007

CERTIFICATE of QUALIFICATIONS AND CONSENT

I, Marvin Alford Mitchell, of Suite 203-2825 Spruce Street, V6H 2R4, in the city of Vancouver, in the province of British Columbia:

DO HEREBY CERTIFY:

•
THAT: I am a Consulting Geologist with offices at Suite 1028-470 Granville Street, Vancouver BC, Canada V6C 1V5. Tel. (604) 684-4297, Fax. (604) 684-4297, E-mail. . I have been a consulting geologist since 1985.

•
THAT:I have been a member of the Association of Professional Engineers and Geoscientists of the province of British Columbia since 1972 (reg. no. 8322) and that I am a member in good standing of that organization.

•
THAT:I graduated from the Montana College of Mineral Science and Technology in 1968 with a Bachelor of Science in Geological Engineering (mining option), and that I have been practiced my profession continuously since that year.

•
THAT:I have been involved in mineral exploration for gold, silver, and base metals in Canada, the U.S., particularly in the state of Nevada, Mexico, South America, Australia and Africa. I was employed by the Corona Corp., on their Barlome, BC project. From 1995 through 1997 I directed a part of an exploration program for copper-cobalt at Kilembe, Uganda and was involved in gold exploration in Guyana, South America. I have written reports on gold exploration properties in Mali, west Africa. In 1975 I was employed as an exploration geologist on the San Jose de Gracia gold property in Sinaloa State in Mexico. I also have written many property examination reports on gold properties in Nevada.

•	THAT:as a result of my experience and qualification I am a Qualified Person as defined in N.I. 43-101

•
THAT:I am not aware of any material fact or material change with respect to the subject matter of this technical report which is not reflected in this report, the omission to disclose which would make this report misleading. The report is entitled SOIL GEOCHEMISTRY, VULTURE MINERAL CLAIM GROUP.

•
THAT:I have no interest, directly or indirectly, in the property examined or in the securities of CODY RESOURCES, INC. nor do I expect to receive any such interest in the properties or securities. I am independent of these companies in accordance with the application of Section 1.5 of National Instrument 43-101

•	THAT:I hereby consent to the use of this report, in whole or in part, in a prospectus or in a short form offering document provided that quotations are not taken out of context

•	Dated at Vancouver, British Columbia, Canada this 18th day of June, 2007

Marvin A. Mitchell, P. Eng.

REFERENCES

Lakes, Arthur, 1942. Reference map of productive properties, Sandon Section, Slocan District, B.C.
Scale 1”=1200’

MINDEP Files, University of British Columbia.

Minister of Mines, 1952, p. A 175.